Exhibit 99.1
February 27, 2006

Major Markets Circuit
Dateline: Longview, Washington
NYSE: LFB

Contact:         L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY ANNOUNCES
CONCURRENT OFFERINGS OF COMMON STOCK AND SENIOR NOTES

LONGVIEW, Wash., February 27, 2006 - Longview Fibre Company (NYSE:LFB) announced the concurrent public offerings of its common stock and unsecured notes in connection with its previously-announced conversion to a REIT and the related refinancing. The offerings, which are subject to market and other conditions, are expected to consist of 10,000,000 shares of the company's common stock and $150.0 million of senior unsecured notes maturing in 2016. In addition, the company expects to grant the underwriters in the common stock offering a customary 15% option to purchase additional shares of common stock.
The offerings will be made under an automatically-effective registration statement filed with the Securities and Exchange Commission today and are expected to price in mid-March. The company expects to use the net proceeds from the offerings to fund the tender offer which is currently open for its $215.0 million principal amount of senior subordinated notes outstanding; to fund the cash portion, currently estimated to be approximately $72.0 million, of a special taxable distribution to shareholders in connection with its conversion to a real estate investment trust, or REIT; and to pay an estimated $12.2 million of fees and expenses relating to the REIT conversion and tender and consent premiums and fees and expenses relating to the retirement of the senior subordinated notes. The company intends to use any remaining net proceeds for working capital and other general corporate purposes, which may include, among other things, the repayment of indebtedness and the financing of timberland acquisitions.

Goldman, Sachs & Co. is acting as the sole book-running manager for the offering of the common stock. Goldman, Sachs & Co. and Banc of America Securities LLC are acting as joint book-running managers for the offering of the senior notes.

The company's offerings of common stock and notes will each be made only by means of a prospectus. Copies of the prospectus related to the offering of the common stock may be obtained by contacting Goldman, Sachs & Co., Attn: Prospectus Department at 85 Broad Street, New York, NY 10004, telephone: 212-902-1000, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com. Copies of the prospectus related to the offering of the senior notes may be obtained by contacting Goldman, Sachs & Co., Attn: Prospectus Department at 85 Broad Street, New York, NY 10004, telephone: 212-902-1000, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com or Banc of America Securities LLC, Attn: Prospectus Department, 100 W. 33rd Street, 3rd Floor, New York, NY 10001, telephone: 800-294-1322 or email at dg.prospectus_distribution@bofasecurities.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
    Except for historical information, the matters discussed in this press release, including the discussion of the expected composition of the common stock and note offerings and anticipated uses of proceeds from the offerings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company.

    Except as required by law, the company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change. For a discussion of factors that could impact future results, please see Longview Fibre’s most recent Form 10-K and its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 27, 2006.

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